Exhibit 1

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$50,311	$38,969
Short-term deposits	13,825	13,902
Trade receivables, net	25,881	18,522
Other receivables and prepaid expenses	3,646	2,754
Deferred tax assets	2,287	1,053
Inventories	18,043	13,516

Total current assets	113,993	88,716

LONG-TERM INVESTMENTS:
Investments in companies	1,317	1,510
Deferred tax assets	2,261	1,174
Severance pay funds	15,039	12,235

Total long-term investments	18,617	14,919

PROPERTY AND EQUIPMENT, NET	3,703	4,956

GOODWILL, INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	37,405	38,942

Total assets	$173,718	$147,533

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$6,000	$6,000
Trade payables	13,519	8,609
Other payables and accrued expenses	27,937	19,550

Total current liabilities	47,456	34,159

LONG-TERM LIABILITIES:
Accrued severance pay	$15,821	$13,336
Long-term bank loans	9,750	15,750
Senior convertible notes	353	403
Other payables	1,158	-

Total long term liabilities	27,082	29,489

Total equity	99,180	83,885

Total liabilities and equity	$173,718	$147,533

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)

Revenues	$150,040	$125,894	$40,464	$34,158

Cost of revenues	66,138	56,194	17,227	15,267

Gross profit	83,902	69,700	23,237	18,891

Operating expenses:
Research and development, net	30,189	29,952	7,839	7,255
Selling and marketing	35,024	32,111	9,998	8,022
General and administrative	8,252	7,821	2,115	1,964

Total operating expenses	73,465	69,884	19,952	17,241

Operating income (loss)	10,437	(184)	3,285	1,650
Financial income (expenses), net	(94)	(2,744)	191	(395)

Income (loss) before taxes on income	10,343	(2,928)	3,476	1,255
Income tax expense (income), net	(1,885)	290	(2,110)	54
Equity in losses of affiliated companies	213	76	230	8

Net income (loss)	$12,015	$(3,294)	$5,356	$1,193

Net loss attributable to the noncontrolling interest	111	472	-	98

Net income (loss) attributable to AudioCodes	$12,126	$(2,822)	$5,356	$1,291

Basic net earnings (loss) per share	$0.30	$(0.07)	$0.13	$0.03

Diluted net earnings (loss) per share	$0.30	$(0.07)	$0.13	$0.03

Weighted average number of shares used in computing basic net earnings per share	40,560	40,208	40,951	40,262

Weighted average number of shares used in computing diluted net earnings per share	40,961	40,208	41,556	40,397

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. dollars in thousands

				Accumulated	Retained
		Additional		other	earnings	Non-	Total
	Share	paid-in	Treasury	comprehensive	(accumulated	controlling	comprehensive	Total
	capital	capital	stock	income	deficit)	interests	income (loss)	equity

Balance as of January 1, 2008 (Audited)	133	182,221	(11,320)	1,047	8,496	-		180,577

Purchase of treasury stock	(10)	-	(13,737)	-	-	-		(13,747)
Issuance of shares upon exercise of options and employee stock purchase plan	2	1,545	-	-	-	-		1,547
Stock compensation related to options granted to employees	-	4,341	-	-	-	-		4,341
Early redemption of Senior Convertible Note		(1,109)	-	-	-	-		(1,109)
Acquisition of NSC	-	-	-	-	-	228		228
Comprehensive loss, net:
Unrealized losses on foreign currency cash flow hedges	-	-	-	(1,959)	-	-	$(1,959)	(1,959)
Net loss	-	-	-	-	(85,790)	-	(85,790)	(85,790)
Total comprehensive loss, net							$(87,749)
Balance as of December 31, 2008 (Audited)	125	186,998	(25,057)	(912)	(77,294)	228		84,088

Issuance of shares upon exercise of options	-	90	-	-	-	-		90
Stock compensation related to options granted to employees	-	1,991	-	-	-	-		1,991
Comprehensive loss, net:
Unrealized profit on foreign currency cash flow hedges	-	-	-	1,010		-	$1,010	1,010
Net loss	-	-	-	-	(2,822)	(472)	(3,294)	(3,294)
Total comprehensive loss, net							$(2,284)
Balance as of December 31, 2009 (Audited)	125	189,079	(25,057)	98	(80,116)	(244)		83,885

Issuance of shares upon exercise of options	3	2,553	-	-	-	-		2,556
Stock compensation related to options granted to employees	-	1,370	-	-	-	-		1,370
Acquisition of NSC non-controlling interest	-	(1,725)	-	-	-	355		(1,480)
Comprehensive income, net:
Unrealized profit on foreign currency cash flow hedges	-	-	-	724	-	-	724	724
Net income (loss)	-	-	-	-	12,126	(111)	12,015	12,015
Total comprehensive income, net							12,739
Balance as of December 31, 2010 (unaudited)	128	191,277	(25,057)	822	(67,990)	-		99,180

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$12,015	$(3,294)	$5,356	$1,193
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,359	4,969	958	1,144
Amortization of marketable securities premiums and accretion of discounts, net	-	252	-	100
Equity in losses of affiliated company	213	76	250	20
Decrease (increase) in accrued severance pay, net	(319)	(776)	39	(69)
Stock-based compensation expenses	1,370	1,991	326	544
Amortization of senior convertible notes discount and deferred charges and gain from redemption	-	2,930	-	421

Decrease (increase) in accrued interest on loans, marketable securities, bank deposits and structured notes	(20)	2,312	(20)	288
Increase in deferred tax assets	(2,321)	-	(2,321)	-
Decrease (increase) in trade receivables, net	(7,359)	11,042	(677)	4,104
Decrease (increase) in other receivables and prepaid expenses	(168)	908	1,165	2,212
Decrease (increase) in inventories	(4,527)	7,107	(2,097)	2,914
Increase (decrease) in trade payables	4,910	(3,052)	921	1,028
Increase (decrease) in other payables and accrued expenses	8,249	(3,491)	1,791	(2,034)

Net cash provided by operating activities	16,402	20,974	5,691	11,865

Cash flows from investing activities:
Proceeds from sale and maturity of marketable securities	-	16,000	-	7,000
Proceeds from sale of deposits	57,956	95,203	14,314	24,673
Investments in companies	-	(341)	-	(15)
Purchase of property and equipment	(1,569)	(1,271)	(284)	(408)
Investment in short-term deposit	(57,879)	(49,318)	(13,825)	-

Net cash provided by (used in) investing activities	(1,492)	60,273	205	31,250

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash flows from financing activities:
Payment for the acquisition of NSC	(74)	-	-	-
Repurchase of convertible notes, net of costs	(50)	(73,147)	-	(73,147)
Repayment of loan from bank	(6,000)	(6,000)	(1,500)	(1,500)
Proceeds from issuance of shares upon exercise of options and employee stock purchase plan	2,556	90	1,649	57

Net cash provided by (used in) financing activities	(3,568)	(79,057)	149	(74,590)

Increase (decrease) in cash and cash equivalents	11,342	2,190	6,045	(31,475)
Cash and cash equivalents at the beginning of the period	38,969	36,779	44,266	70,444

Cash and cash equivalents at the end of the period	$50,311	$38,969	$50,311	$38,969